Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NervGen Pharma Corp.

We, KPMG LLP, consent to the use of our report dated April 3, 2025, with respect to the consolidated financial statements of NervGen Pharma Corp., which comprise the consolidated statements of financial position as at December 31, 2024 and December 31, 2023, the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and the notes to the consolidated financial statements, including a summary of material accounting policy information, which is included in the Registration Statement on Amendment No. 1 to Form F-10 dated January 7, 2026 of NervGen Pharma Corp.

/s/ KPMG LLP

Chartered Professional Accountants

January 7, 2026

Vancouver, Canada